Filed Pursuant to Rule 433

Registration No. 333-253385

August 23, 2021

FREE WRITING PROSPECTUS

(To Prospectus dated February 23, 2021,

Prospectus Supplement dated February 23, 2021

and ETF Underlying Supplement dated February 23, 2021)

Linked to the KraneShares CSI China Internet ETF (the “Reference Asset”)

►	Digital Upside Return of at least 29.50% (to be determined on the Pricing Date) if the Reference Return of the Reference Asset is greater than or equal to zero

►	Contingent return of principal if the Reference Return of the Reference Asset is greater than or equal to the Barrier Percentage of -30%

►	1.00x exposure to any negative Reference Return of the Reference Asset if its Reference Return is less than -30%

►	Approximately a 14 month maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Digital Barrier Securities (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $890 and $990 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying structuring fees of up to 0.45% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. Neither HSBC Securities (USA) Inc. nor any of its affiliates will pay any underwriting discounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per Note
Term	Approximately 14 months
Reference Asset	The KraneShares CSI China Internet ETF (Ticker: “KWEB”)
Digital Upside Return	At least 29.50% (to be determined on the Pricing Date)
Barrier Percentage	-30%
Reference Return	With respect to each Underlying: Final Value – Initial Value Initial Value
Payment at Maturity per Note

If the Reference Return of the Reference Asset is greater than or equal to zero, you will receive:

$1,000 + ($1,000 × Digital Upside Return).

If the Reference Return of the Reference Asset is negative but greater than or equal to the Barrier Percentage, you will receive the Principal Amount (zero return).

If the Reference Return of the Reference Asset is less than the Barrier Percentage, you will receive:

$1,000 + ($1,000 × Reference Return of the Reference Asset).

For example, if the Reference Return of the Reference Asset is -60%, you will incur a 60% loss and receive 40% of the Principal Amount. If the Reference Return of the Reference Asset is less than the Barrier Percentage, you will lose some or all of your investment.

All payments on the Notes are subject to the credit risk of HSBC.

Initial Value	The Official Closing Level on the Pricing Date.
Final Value	The Official Closing Level on the Final Valuation Date.
Pricing Date	August 27, 2021
Trade Date	August 27, 2021
Original Issue Date	September 1, 2021
Final Valuation Date(2)	October 27, 2022
Maturity Date(2)	November 1, 2022
CUSIP/ISIN	40439JKF1 / US40439JKF11

The Notes

These Digital Barrier Securities may be suitable for investors who believe that the value of the Reference Asset will increase over the term of the Notes.

If the Reference Return of the Reference Asset is greater than or equal to zero, you will realize the Digital Upside Return at maturity.

If the Reference Return of the Reference Asset is negative but greater than or equal to the Barrier Percentage, you will receive the Principal Amount (zero return).

If the Reference Return of the Reference Asset is less than the Barrier Percentage, you will lose 1% of your investment for every 1% decline of the Reference Asset from its Initial Value.

(1)As more fully described on page FWP-4.

(2) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the Notes assuming a Digital Upside Return of 29.50% (to be determined on the Pricing Date) and reflecting the Barrier Percentage of -30%.

Information about the Reference Asset

The KWEB seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the CSI Overseas China Internet Index. The CSI Overseas China Internet Index is intended to measure the performance of China based companies whose primary business or businesses are focused on internet and internet-related technology. Shares of the KWEB are listed and trade on the NYSE Arca under the ticker symbol “KWEB.”

The graphs above illustrate the daily performance of each Underlying from July 31, 2013 through August 20, 2021. Past performance is not necessarily an indication of future results. For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP-12 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Digital Barrier Securities

Linked to the KraneShares CSI China Internet ETF

This document relates to a single offering of Digital Barrier Securities. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The KraneShares CSI China Internet ETF (Ticker: “KWEB”)
Trade Date:	August 27, 2021
Pricing Date:	August 27, 2021
Original Issue Date:	September 1, 2021
Final Valuation Date:	October 27, 2022, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be November 1, 2022. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Digital Upside Return:	At least 29.50% (to be determined on the Pricing Date)
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows:
Final Value – Initial Value Initial Value
Final Settlement Value:

If the Reference Return of the Reference Asset is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount,:

$1,000 + ($1,000 × Digital Upside Return).

If the Reference Return of the Reference Asset is negative but greater than or equal to the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the Principal Amount (zero return).

If the Reference Return of the Reference Asset is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Reference Asset).

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Final Value of the Reference Asset has decreased from its Initial Value. If the Final Value of the Reference Asset is less than 60% of its Initial Value, you will lose some or all of your investment.

For example, if the Reference Return of the Reference Asset is -60%, you will incur a 60% loss and receive 40% of the Principal Amount.

Barrier Percentage:	-30%
Initial Value:	The Official Closing Level on the Pricing Date.
Final Value:	The Official Closing Level on the Final Valuation Date.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40439JKF1 / US40439JKF11
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the ETF Underlying Supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, ETF Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the prospectus supplement, and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement, ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026629/tm217170d6_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of the Reference Asset is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount:

$1,000 + ($1,000 × Digital Upside Return*).

*To be determined on the Pricing Date and will be at least 29.50%.

If the Reference Return of the Reference Asset is negative but greater than or equal to the Barrier Percentage, you will receive the Principal Amount (zero return).

If the Reference Return of the Reference Asset is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Reference Asset).

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Reference Asset is below the Barrier Percentage. For example, if the Reference Return of the Reference Asset is -60%, you will incur a 60% loss and receive 40% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return of the Reference Asset is less than the Barrier Percentage, you will lose some or all of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

The reference sponsor of the KWEB is KraneShares Trust.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

►	You seek an investment with a return linked to the Reference Asset and you believe the Reference Return of the Reference Asset will be above zero.

►	You are willing to make an investment that is exposed to any negative Reference Return of the Reference Asset on a 1-to-1 basis if the Reference Return of the Reference Asset is less than the Barrier Percentage.

►	You understand and accept that your investment may not provide full return of principal.

►	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

►	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the Reference Asset.

►	You do not seek current income from your investment.

►	You do not seek an investment for which there is an active secondary market.

►	You are willing to hold the Notes to maturity.

►	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

►	You believe that the Reference Return of at least one Underlying will be less than zero or that the Reference Return or the Digital Upside Return will not be sufficiently positive to provide you with your desired return.

►	You are unwilling to make an investment that is exposed to any negative Reference Return of the Reference Asset on a 1-to-1 basis if the Reference Return of the Reference Asset is less than the Barrier Percentage.

►	You seek an investment that provides full return of principal.

►	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

►	You prefer to receive the dividends or other distributions paid on the stocks included in the Reference Asset.

►	You seek current income from your investment.

►	You seek an investment for which there will be an active secondary market.

►	You are unable or unwilling to hold the Notes to maturity.

►	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement, ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“—General Risks Related to Index Funds” in the ETF Underlying Supplement;

▶	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement; and

▶	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

You will not participate in any appreciation in the value of the Reference Asset and your return on the Notes is limited to the Digital Upside Return.

The Notes will not pay a return more than the Digital Upside Return. Even if the value of the Reference Asset appreciates over the term of the Notes, you will not participate in that appreciation. Assuming the Notes are held to maturity, the maximum return on the Notes will not exceed the Digital Upside Return. Under no circumstances, regardless of the extent to which the value of the Reference Asset increases, will your return exceed the Digital Upside Return. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing directly in the securities included in the Reference Asset.

Your investment in the Notes may result in a loss.

You will be fully exposed to the decline in the Final Value from the Initial Value if the Reference Return of the Reference Asset is beyond the Barrier Percentage of -30%. Accordingly, if the Reference Return of the Reference Asset is less than -30%, your Payment at Maturity will be less than the Principal Amount of your Notes. You may lose up to 100% of your investment at maturity if the Reference Return of the Reference Asset is negative.

The amount payable on the Notes is not linked to the value of the Reference Asset at any time other than on the Final Valuation Date.

The Final Value of the Reference Asset will be based on the Official Closing Levels of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Reference Asset appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual Value of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than their respective Final Value, the Payment at Maturity will be based solely on the Official Closing Levels of the Reference Asset on the Final Valuation Date.

Risks Relating to the Reference Asset

Risks associated with non-U.S. companies.

The value of the KWEB depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the KWEB and, as a result, the value of the Notes.

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Risks associated with emerging markets.

An investment in the KWEB will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities included in the KWEB are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the values of the KWEB and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

You will not have any ownership interest in the stocks included in the Reference Asset.

As a holder of the Notes, you will not have any ownership interest in the stocks included in the Reference Asset, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in the Reference Asset.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the

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secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Final Value of the Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Value used in the table and examples below is not expected to be its actual Initial Value of the Reference Asset. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Reference Asset from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Value for each Underlying:	1,000.00
▶	Hypothetical Digital Upside Return*:	29.50%
▶	Barrier Percentage:	-30%

The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of the Reference Asset. The actual Initial Value of each Underlying will be determined on the Pricing Date.

*To be determined on the Pricing Date and will be at least 29.50%.

Hypothetical Final Value of the Reference Asset	Hypothetical Reference Return of the Reference Asset	Hypothetical Final Settlement Value	Hypothetical Return on the Notes
2,000.00	100.00%	$1,295.00	29.50%
1,800.00	80.00%	$1,295.00	29.50%
1,600.00	60.00%	$1,295.00	29.50%
1,300.00	30.00%	$1,295.00	29.50%
1,200.00	20.00%	$1,295.00	29.50%
1,150.00	15.00%	$1,295.00	29.50%
1,100.00	10.00%	$1,295.00	29.50%
1,050.00	5.00%	$1,295.00	29.50%
1,020.00	2.00%	$1,295.00	29.50%
1,010.00	1.00%	$1,295.00	29.50%
1,000.00	0.00%	$1,295.00	29.50%
990.00	-1.00%	$1,000.00	0.00%
950.00	-5.00%	$1,000.00	0.00%
900.00	-10.00%	$1,000.00	0.00%
850.00	-15.00%	$1,000.00	0.00%
800.00	-20.00%	$1,000.00	0.00%
700.00	-30.00%	$1,000.00	0.00%
600.00	-40.00%	$600.00	-40.00%
500.00	-50.00%	$500.00	-50.00%
400.00	-60.00%	$400.00	-60.00%
200.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

FWP-10

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Reference Return of the Reference Asset is greater than or equal to zero.

Initial Value	Final Value	Reference Return
$1,000.00	1,100.00 (110% of its Initial Value)	10.00%

Because the Reference Return of the Reference Asset is greater than or equal to zero, the Final Settlement Value would be $1,295.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Upside Return)

= $1,000 + ($1,000 × 29.50%)

= $1,295.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Digital Upside Return when the Reference Return of the Reference Asset is greater than or equal to zero.

Example 2: The Reference Return of the Reference Asset is less than zero but greater than or equal to the Barrier Percentage.

Initial Value	Final Value	Reference Return
$1,000.00	800.00 (80% of its Initial Value)	-20.00%

Because the Reference Return of the Reference Asset is less than zero but greater than or equal to the Barrier Percentage, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (zero return)

Example 2 shows that you will receive the Principal Amount (zero return) if the Reference Return of the Reference Asset is less than zero but greater than or equal to the Barrier Percentage.

Example 3: The Reference Return of the Reference Asset is less than the Barrier Percentage.

Initial Value	Final Value	Reference Return
$1,000.00	250.00 (25% of its Initial Value)	-75.00%

Because the Reference Return of the Reference Asset is less than the Barrier Percentage, the Final Settlement Value would be $250.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Reference Asset)

= $1,000 + ($1,000 × -75.00%)

= $250.00

Example 3 shows that you are fully exposed on a 1-to-1 basis to declines in the value of the Reference Asset if its Reference Return is less than the Barrier Percentage. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

FWP-11

DESCRIPTION OF THE REFERENCE ASSET

Description of the KWEB

The KWEB seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the CSI Overseas China Internet Index. The CSI Overseas China Internet Index is intended to measure the performance of China based companies whose primary business or businesses are focused on internet and internet-related technology. KWEB’s investment adviser is Krane Funds Advisors, LLC (“Krane”). Shares of the KWEB are listed and trade on the NYSE Arca under the ticker symbol “KWEB.”

Information provided to or filed with the SEC by KraneShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-180870 and 811-22698, respectively, through the SEC’s website at www.sec.gov.

Investment Objective and Strategy

The KWEB seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the CSI Overseas China Internet Index. The CSI Overseas China Internet Index is designed to measure the equity market performance of investable publicly traded “China-based companies” whose primary business or businesses are in the Internet and Internet-related sectors, and are listed outside of mainland China, as determined by the index provider, China Securities Index Co., Ltd. The returns of the KWEB may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The KWEB uses a representative sampling strategy (as described below under “Representative Sampling”) to try to track the CSI Overseas China Internet Index. The KWEB will at all times invest at least 80% of its assets in the securities of the CSI Overseas China Internet Index and in depositary receipts representing such securities. The KWE may invest up to 20% of its assets in instruments that are not included in the CSI Overseas China Internet Index, but that Krane believes will help the Fund track the CSI Overseas China Internet Index. These investments may include equity securities and depositary receipts of issuers whose securities are not constituents of the CSI Overseas China Internet Index, derivative instruments (including swaps, futures, forwards, structured notes and options), other investment companies (including exchange traded funds or “ETFs”) and cash or cash equivalents (including money market funds). The other investment companies in which the Fund may invest may be advised, sponsored or otherwise serviced by Krane and/or its affiliates.

Investment Strategy — Representative Sampling

The KWEB pursues a “representative sampling” strategy in attempting to track the performance of the CSI Overseas China Internet Index, and generally does not hold all of the equity securities held by the CSI Overseas China Internet Index. The KWEB invests in a representative sample of securities in the CSI Overseas China Internet Index, which have a similar investment profile as the CSI Overseas China Internet Index. Securities selected have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the CSI Overseas China Internet Index.

Correlation

The CSI Overseas China Internet Index is a theoretical financial calculation, while the KWEB is an actual investment portfolio. The performance of the KWEB and the CSI Overseas China Internet Index may vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances and differences between the KWEB and the CSI Overseas China Internet Index resulting from the KWEB’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the KWEB but not to the CSI Overseas China Internet Index. The KWEB, using representative sampling, can be expected to have a greater tracking error (i.e., the correlation is weaker) than a fund using replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Description of the CSI Overseas China Internet Index

The CSI Overseas China Internet Index is a free-float adjusted market capitalization weighted index consisting of Hong Kong-listed securities of China-based companies assigned to one of the following categories: Internet Software & Services; Home Entertainment Software; Internet Retail; Internet Service; and Mobile Internet.

Index Construction

Constituent Selection

The universe of securities eligible for inclusion in the CSI Overseas China Internet Index consists of securities that satisfy the following conditions:

•	Primary listing of the security is on the Hong Kong Stock Exchange (main exchange or the Growth Enterprise Market);

•	The security has been listed for more than 3 months, unless the market value of its initial public offering (“IPO”) exceeds 3 billion USD; and

•	The security is issued by a Chinese company that meets one of the following criteria (i) is incorporated in mainland China, (ii) has its operation center in mainland China, or (iii) derives at least 50% of its revenue from mainland China.

Securities that meet any of the following conditions will be excluded from the eligible universe:

FWP-12

•	Securities whose average daily closing price in the most recent year of less than 0.1 HKD;

•	Securities whose average daily closing price in the most recent year of less than 0.5 HKD or earnings per share (EPS) in the most recent annual report is negative; or

•	Securities whose cumulative average daily market capitalization coverage is beyond 90%, after having ranked the securities by the average daily turnover ratio (which is the daily trading value divided by total market capitalization) in descending order and calculated the cumulative average daily market capitalization coverage for each security.

Then, to select index constituents, all securities that had an average daily trading value in the past year of less than 3 million USD or an average daily market capitalization in the past year of less than 2 billion USD are removed from the eligible universe. From the remaining securities, securities are chosen for inclusion in the CSI Overseas China Internet Index if they are assigned to one of the following categories, as determined by CSI: Internet Software & Services (which includes companies that develop and market internet software and/or provide internet services); Home Entertainment Software (which includes manufacturers of home entertainment software and educational software primarily for home use); Internet Retail (which includes companies providing retail services primarily on the internet); Internet Service (which includes companies providing commercial services primarily on the internet); and Mobile Internet (which includes companies developing and marketing mobile internet software and/or providing mobile internet services).

Index Calculation

The CSI Overseas China Internet Index is a free-float adjusted market capitalization weighted index. CSI defines free-float of a constituent as the shares outstanding and tradable in the security market. The identification and calculation of free float by CSI is based on objective information including prospectuses and listing notices, periodic reports and temporary reports. CSI tracks the changes of free-float shares and adjusts free-float changes resulting from shareholder’s behavior every six months. All restricted shares subject to a lock-in period are deemed as non free-float. Non-restricted shares shall be deemed as free float, if they fall into one of the following types of shares: (1) shares held by founders of the company or their families, and by senior executives, by directors, or by supervisors, etc.; (2) shares held by the government or its subsidiaries; (3) shares held by strategic investors for long-term strategic interest; and (4) shares held by employee share plans; provided, however, such non-restricted shares shall be deemed as non-free float when if the holdings by shareholders or shareholders acting in concert are 5% or greater. Restricted shares after the lock-in period are treated in the same way as non-restricted shares.

Index Maintenance

Index Reviews

The CSI Overseas China Internet Index is adjusted and rebalanced semi-annually during the last ten days of May and November of each year. The index rebalancing is effective as of the next trading day after the second Friday in June and December. The weight factor is assigned to each constituent at each rebalancing date and stays the same until the next rebalancing date.

Suspended Companies

At the periodic index review, if an index constituent is suspended, CSI will determine its treatment as follows:

•	Constituents that have been suspended for more than 25 trading days and have not resumed trading as of the deadline for data used for constituents’ eligibility review (April 30th for the May review and October 31st for the November review), if listed on the candidate deletion list, will be classified as priority deletion securities.

•	CSI reports list of constituents that have been suspended close to 25 trading days as of the deadline for data used for constituents’ eligibility review to the index advisory committee. The committee discusses whether they should be classified as candidate deletion securities.

•	If the deletion securities are under suspension and the reason for suspension is a significant negative event, then the constituent will be deleted from the index at the price of 0.00001 Yuan. In the event that such securities resume trading at least one trading day prior to the effective date, CSI will amend the deletion price to market price and publish an announcement. Under any other conditions, a suspended constituent will be deleted from the index at its closing market price before suspension.

For suspended companies that are not currently constituents of the CSI Overseas China Internet Index, CSI determines their treatment as follows:

•	Securities that are under suspension and without a clear expectation of trading resumption on the date of the index advisory committee meeting will not be able to be selected as candidates for inclusion in the CSI Overseas China Internet Index.

•	Securities that have been suspended for more than 25 trading days during the data period used for constituents’ review are eligible for inclusion in the index only if they have resumed trading for 3 months, except in special circumstances approved by the index advisory committee.

•	For new additions suspended between the announcement date and the effective date of the periodic review, CSI will decide whether to adjust the addition or not.

Corporate Actions and Events

In the case of exceptional corporate events, CSI will review the CSI Overseas China Internet Index and make necessary ongoing adjustments between index reviews in order to maintain the representativeness of the index and ensure it is investable. Companies that are delisted or that file for bankruptcy or receive a bankruptcy order are deleted from the CSI Overseas China Internet Index. For

FWP-13

corporate events resulting in a simultaneous change in the constituents’ price and shares, such as bonus issue, rights issue, stock split and consolidation, etc., adjustments shall be implemented on the ex-right date.

Initial Public Offerings

Generally, initial public offerings (IPOs) are added to the index on the 11th trading day, provided that the security satisfies the index eligibility criteria and the size of the IPO is more than 10 billion USD.

Mergers and Acquisitions

When mergers and acquisitions take place between companies that are both constituents of the CSI Overseas China Internet Index or when a constituent company merges with a non-constituent company, the security of the resulting new company retains index eligibility and remains in the CSI Overseas China Internet Index if it meets the index eligibility criteria. Otherwise, the security will be deleted from the index as soon as practicable.

When a non-constituent company purchases or takes over a constituent company, if the security of the resulting new company meets the index eligibility criteria, the new security may be added to the CSI Overseas China Internet Index. Otherwise, the acquired constituent company will be deleted from the index as soon as practicable.

Index Governance

CSI annually reviews the index calculation and maintenance methodology and other index policy documents to ensure that the CSI Overseas China Internet Index continues to achieve the stated objectives. After the regular review is completed, an annual review report is produced and presented to the index oversight committee.

CSI may review index methodology documents outside the annual scheduled reviews based on, but not limited to, one of the following: underlying market environment review, market participant feedback, problems identified in index management or unusual corporate events treatment.

Historical Performance of the KWEB

The following graph sets forth the historical performance of the KWEB based on the daily historical closing values from July 31, 2013 through August 20, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the KWEB should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the KWEB on the Final Valuation Date.

FWP-14

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document, except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying structuring fees of up to 0.45% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. Neither HSBC Securities (USA) Inc. nor any of its affiliates will pay any underwriting discounts.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Reference Asset (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest

FWP-15

charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note and attributable to the Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the “issue price” of the Note allocable to the Underlying Shares and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Notes after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the Reference Asset or any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset or one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset and the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if the Reference Asset or one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$

Digital Barrier Securities Linked
to the KraneShares CSI China
Internet ETF

August 23, 2021

Free Writing Prospectus

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-10
Description of the Reference Asset	FWP-12
Events of Default and Acceleration	FWP-15
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
U.S. Federal Income Tax Considerations	FWP-15
ETF Underlying Supplement

Risk Factors	S-1
Reference Sponsors and Index Funds	S-12
The Consumer Staples Select Sector SPDR® Fund	S-13
The Energy Select Sector SPDR® Fund	S-15
The Financial Select Sector SPDR® Fund	S-17
The Health Care Select Sector SPDR® Fund	S-19
The Technology Select Sector SPDR® Fund	S-21
The Utilities Select Sector SPDR® Fund	S-23
The iShares® China Large-Cap ETF	S-25
The iShares® Global Clean Energy ETF	S-28
The iShares® Latin America 40 ETF	S-31
The iShares® MSCI Brazil ETF	S-33
The iShares® MSCI EAFE ETF	S-35
The iShares® MSCI Emerging Markets ETF	S-40
The iShares® MSCI Mexico ETF	S-41
The iShares® Russell 2000 ETF	S-44
The iShares® Transportation Average ETF	S-47
The iShares® U.S. Real Estate ETF	S-49
The Invesco QQQ Trust℠, Series I	S-51
The SPDR® Dow Jones® Industrial Average ETF Trust	S-54
The SPDR® S&P 500® ETF Trust	S-56
The SPDR® S&P® Bank ETF	S-62
The SPDR® S&P® Regional Banking ETF	S-65
The SPDR® S&P Midcap 400® ETF Trust	S-66
The SPDR® S&P® Biotech ETF	S-73
The SPDR® S&P® Oil & Gas Exploration & Production ETF	S-74
The VanEck Vectors® Gold Miners ETF	S-75
The Vanguard® FTSE Emerging Markets ETF	S-78
The WisdomTree® Japan Hedged Equity Fund	S-80
Additional Terms of the Notes	S-84
Prospectus Supplement

Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83
Prospectus

About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58